Exhibit 10.9

SEVERANCE BENEFITS AGREEMENT

THIS AGREEMENT, entered into as of the          day of                         ,          by and between [HARLEY-DAVIDSON, INC. OR SUBSIDIARY COMPANY], a                          corporation (“Employer”), and [NAME OF EXECUTIVE] (“Executive”).

WHEREAS, Employer desires to continue to attract and retain skilled and dedicated management employees;

WHEREAS, Executive is currently employed by Employer in an executive capacity and has unique skills and abilities that are of benefit to Employer; and

WHEREAS, Employer desires to provide Executive certain assurances regarding severance pay and other benefits in the event of a Covered Termination (as defined below);

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereby agree as follows:

1. Not an Employment Agreement. This Agreement is not an employment agreement and shall not change the employment relationship between Employer and Executive. Except as expressly provided herein, this Agreement shall not amend or alter the terms of, or limit the benefits to Executive under, any existing or future employment, transition, change of control or other agreement between Executive and Employer. This Agreement shall not be amended by any such future agreement unless such future agreement specifically provides that the terms of this Agreement shall be amended. Anything in this Agreement to the contrary notwithstanding and subject to any existing or future employment or other agreement between Employer and Executive, (a) Executive may terminate Executive’s employment with Employer at any time and for any reason and (b) Employer may terminate Executive’s employment with Employer at any time and for any reason.

2. Definitions.

a. Affiliate. “Affiliate” shall mean, except as set forth in Section 11, any parent, subsidiary or other affiliate of Employer.

b. Base Salary Amount. “Base Salary Amount” shall mean (1) the amount of Executive’s average monthly base salary during either (i) if Executive has been employed by Employer for twelve (12) or more consecutive months immediately prior to the Termination Date, the twelve (12) consecutive months immediately prior to the Termination Date or (ii) if Executive has been employed by Employer for less than twelve (12) consecutive months immediately prior to the Termination Date, the consecutive months of Executive’s employment with Employer immediately prior to the Termination Date, multiplied by (2) either (i) if Executive has been employed by Employer for twenty four (24) or more consecutive months immediately prior to the Termination Date, twelve (12) or (ii) if Executive has been employed by Employer for less than twenty four (24) consecutive months immediately prior to the Termination Date, six (6).

c. Benefit Period. “Benefit Period” shall mean (1) if Executive has been employed by Employer for twenty four (24) or more consecutive months immediately prior to the Termination Date, the twelve (12) consecutive months immediately following the Termination Date or (2) if Executive has been employed by Employer for less than twenty four (24) consecutive months immediately prior to the Termination Date, the six (6) consecutive months immediately following the Termination Date.

d. Cause. “Cause” shall mean:

(1) the conviction of Executive of a felony or a crime involving moral turpitude, theft or fraud; or

(2) Executive’s refusal to perform duties as directed in good faith by Executive’s supervisor, which failure is not cured within 10 days after written notice thereof from Employer to Executive; or

(3) Executive’s engaging in any of the following conduct or actions, as determined by the Chief Executive Officer of Employer (or if Executive is the Chief Executive Officer of Employer, by the Board of Directors of Employer): (A) conduct violating the Employee Commitment that Executive executed, Employer’s anti-harassment policy or, if applicable to Executive, the Harley-Davidson, Inc. Financial Code of Ethics; (B) an inappropriate personal relationship with a subordinate; or (C) an act involving theft, falsification, fraud or bribery or other corrupt practices with respect to Employer or any of its parents, subsidiaries or other affiliates; or

(4) Executive’s reckless conduct or willful misconduct which results, or could reasonably be expected to result, in substantial harm (in relation to Executive’s annual compensation), as determined by the Chief Executive Officer of Employer (or if Executive is the Chief Executive Officer of Employer, by the Board of Directors of Employer), whether financial, reputational or otherwise, to Employer or any of its parents, subsidiaries or other affiliates.

e. Covered Termination. “Covered Termination” shall mean Employer’s involuntary termination of Executive’s employment with Employer other than (1) for Cause, or (2) in connection with the death or Disability of Executive. Notwithstanding the foregoing, the transfer of Executive’s employment to any Affiliate shall not be a Covered Termination.

f. Disability. “Disability” shall have the meaning assigned to it in the long-term disability insurance policy then provided or made available to Executive by or through Employer. If there is then no such policy or such term is not defined therein, then “Disability” shall mean Executive’s incapacity due to physical or mental illness causing Executive to be absent from the full-time performance of Executive’s duties with Employer for sixty (60) consecutive days.

g. Stock Plans. “Stock Plans” shall mean the Harley-Davidson, Inc. 2009 Incentive Stock Plan, the Harley-Davidson, Inc. 2004 Incentive Stock Plan, the Harley-Davidson, Inc. 1995 Stock Option Plan, and any other existing or future plans for the issuance of stock options, stock appreciation rights, restricted stock or restricted stock units.

h. Termination Date. “Termination Date” shall mean the date on which a Covered Termination is effective, which date shall not be less than twenty-five (25) days after the date the Termination Notice is delivered to Executive.

i. Termination Notice Date. “Termination Notice Date” shall mean the date on which written notice is delivered by Employer to Executive stating that Executive’s employment is being terminated pursuant to a Covered Termination and setting forth the Termination Date.

3. Severance Benefits. In the event of a Covered Termination and in lieu of any benefits or other amounts that would otherwise be payable by Employer to Executive as a result of, arising out of or following such Covered Termination, Executive shall be entitled to all of the following:

a. a lump sum payment, payable within thirty (30) days following the Termination Date, equal to the Base Salary Amount;

b. during the Benefit Period or the period beginning on the Termination Date and ending on the date Executive becomes employed on a substantially full-time basis, whichever is shorter, Employer shall make available to Executive coverage under Employer’s medical, dental and life insurance (but not short or long term disability) plans on the same terms as such plans are made available to Employer’s salaried employees generally; provided that any period of continued medical and dental coverage pursuant to this provision shall be credited against (reduce) the maximum period of continuation coverage that Executive (or any other qualified beneficiary with respect to Executive) is permitted to elect in accordance with COBRA, or any successor provision thereto;

c. during the Benefit Period or the period beginning on the Termination Date and ending on the date Executive becomes employed on a substantially full-time basis, whichever is shorter, Employer shall maintain any life insurance on Executive’s life owned by Employer;

d. any other benefits payable pursuant to the terms of the Stock Plans (and applicable agreements thereunder) and any incentive compensation (including STIP), pension, 401(k), retirement, savings, payment in lieu of post-retirement life insurance or deferred compensation plans earned up to Termination Date; and

e. reimbursement of any expenses incurred by Executive in the ordinary course of employment prior to the Termination Date consistent with Employer’s then existing expense reimbursement policy.

Notwithstanding Sections 3(b) and (c) above, with respect to the first six months following Executive’s “separation from service” (as defined in Section 11) during which Executive’s life insurance coverage is extended or potentially extended in accordance with Section 3(b) and 3(c) above, if the premiums paid by Employer for coverage during such period under Section 3(b), and the portion of the premiums paid by Employer under Section 3(c) that are attributable to current life insurance protection (as determined in accordance with Internal Revenue Service requirements) during such period, in the aggregate (the “Life Insurance Coverage Value”), exceeds the amount of the “limited payments” exemption set forth in Section 1.409A-1(b)(9)(v)(B) of the Income Tax Regulations (or any successor thereto), then, to the extent required in order to comply with Internal Revenue Code Section 409A, Executive, in advance, shall pay to Employer an amount equal to the Life Insurance Coverage Value, and promptly following the six month anniversary of Executive’s “separation from service”, Employer shall make a cash payment to Executive equal to the amount paid to Employer by Executive.

4. No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 3 hereof by seeking other employment or otherwise, nor will the amount provided for in Section 3(a) hereof be reduced by any compensation earned by Executive as a result of employment by another employer after the Termination Date.

5. Exclusivity.

a. The benefits provided for herein are intended to constitute a minimum, but noncumulative, benefit package for Executive in the event of a Covered Termination. If Executive has or claims to have any Claims (as defined below), Executive may elect to assert such Claims. If, however, Executive does formally assert one or more Claims in a writing submitted to Employer, or an appropriate body to determine such Claims, for the legal enforcement of such Claims, such writing shall constitute an irrevocable waiver and disclaimer of Executive’s benefits and rights under this Agreement.

b. As a condition of receiving the benefits provided for herein, Executive shall be required to execute, prior to receiving any benefits hereunder, a release in a form reasonably satisfactory to Employer, of any and all claims that Executive has or may have against Employer or an Affiliate arising out of Executive’s employment or termination of Executive’s employment (the “Claims”), including but not limited to any and all claims arising out of contract (written, oral, or implied in law or in fact), tort (including negligent and intentional acts), or state, federal or local law (including discrimination on any basis whatsoever). In addition, Executive shall be required to execute, prior to receiving any benefits hereunder, in a form reasonably satisfactory to Employer: a reaffirmation of Executive’s confidentiality agreement; an agreement regarding non-solicitation of other employees; and a non-compete agreement effective during the Benefit Period.

c. If Executive has received benefits under this Agreement for a Covered Termination and thereafter asserts any Claims, Executive shall, notwithstanding any other agreement to the contrary, return to Employer all benefits received hereunder as a condition of being allowed to assert any such Claims. If for any reason Executive cannot legally be compelled to return such benefits, Employer shall be given, to the extent allowed by law, credit for all amounts received by Executive under this Agreement against any other amounts otherwise due to Executive arising out of any such Claims. Notwithstanding the foregoing, this Section 5(c) shall not be construed to limit or otherwise modify the terms of any release executed by Executive pursuant to Section 5(b) hereof or otherwise.

6. Other Termination. In the event Executive’s employment with Employer terminates other than pursuant to a Covered Termination, including without limitation, a termination for Cause, termination by reason of Executive’s death, Disability or retirement or a voluntary termination by Executive, Executive shall be entitled to no benefits or rights under this Agreement. Notwithstanding anything herein to the contrary, an otherwise involuntary termination of Executive’s employment will not be treated as a voluntary termination or as a voluntary retirement solely because Executive’s termination is characterized as a voluntary resignation or retirement in connection with any public announcement concerning Executive’s departure or because Executive receives retirement benefits.

7. Amendment, Termination and Assignment. This Agreement may be amended, terminated or superseded only by a written instrument signed by Executive and Employer. This Agreement may not be assigned by Executive. Notwithstanding anything in this Agreement to the contrary, Employer may unilaterally amend this Agreement to make changes that Employer reasonably determines are necessary or appropriate for purposes of causing this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code and regulations proposed or promulgated thereunder, so long as Employer makes the same changes to corresponding agreements to which other Employer executives are parties.

8. Transfer of Employment. If Executive’s employment is transferred to any Affiliate, such Affiliate shall assume Employer’s obligations hereunder and following such transfer such Affiliate shall be deemed the “Employer” for purposes of this Agreement.

9. Headings. Headings used herein are for convenience only and shall not constitute a part of or affect the meaning or interpretation of this Agreement.

10. Governing Law; Venue. This Agreement shall be deemed to have been made and executed in the State of Wisconsin and the validity, interpretation and enforcement hereof shall be governed by the internal laws of the State of Wisconsin. In the event of any dispute arising from or in connection with this Agreement, Executive consents and agrees to in personam jurisdiction and to venue exclusively in either the Circuit Court for Milwaukee County, Wisconsin, or the United States District Court for the Eastern District of Wisconsin, located in Milwaukee, Wisconsin.

11. Section 409A Compliance.

a. The Agreement is intended to satisfy the requirements of Internal Revenue Code Section 409A or be exempt from those requirements. In particular, (1) the lump sum severance benefit in Section 3(a) is intended to constitute a “short-term deferral” that is exempt from Section 409A in accordance with Section 1.409A-1(b)(4) of the Income Tax Regulations (or any successor thereto), and (2) the medical and dental continuation under Section 3(b) is intended to be exempt from Section 409A in accordance with Section 1.409A-1(b)(9)(v)(B) of the Income Tax Regulations (or any successor thereto). In the event that a payment or benefit that is intended to be exempt from Internal Revenue Code Section 409A is determined to be subject to Section 409A, any payment that would otherwise be made on a date prior to six months following Executive’s “separation from service” instead will be made on the first business day of the month following the month in which occurs the six month anniversary of Executive’s “separation from service”.

b. For purposes of this Agreement, Executive will incur a “separation from service” on the date on which Executive separates from service (within the meaning of Code Section 409A) from Employer and its affiliates. A “separation from service” occurs when Employer and Executive reasonably anticipate that no further services will be performed by Executive for Employer and its affiliates after that date or that the level of bona fide services Executive will perform after such date as an employee of Employer or its affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive (whether as an employee or independent contractor) for Employer and its affiliates over the immediately preceding 36-month period (or such lesser period of services). An Executive is not considered to have incurred a Separation from Service if Executive is absent from active employment due to military leave, sick leave or other bona fide reason if the period of such leave does not exceed the greater of (i) six (6) months, or (ii) the period during which Executive’s right to reemployment by Employer or its affiliates is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing Executive to have incurred a “separation from service”. When used in connection with the definition of “separation from service, the term “affiliate” means a corporation, trade or business that, with Employer, constitutes a controlled group of corporations or a group of trades or businesses under common control within the meaning of Internal Revenue Code Section 414(b) and (c); provided that Internal Revenue Code Section 414(b) and (c) shall be applied by substituting “at least fifty percent (50%)” for “at least eighty percent (80%)” each place it appears therein.

c. Any amount the payment of which is deferred for six (6) months following Executive’s “separation from service” to comply with Internal Revenue Code Section 409A shall, when paid, include interest, calculated at the reference rate or the prime rate, as the case may be, of US Bank Milwaukee, National Association, Milwaukee, Wisconsin as in effect from time to time during the period beginning on the date on which the amount would otherwise have been paid to the date on which payment is actually made; provided that with respect to the Life Insurance Coverage Value, the interest period will begin on the date on which Executive pays the Life Insurance Coverage Value to Employer.

IN WITNESS WHEREOF, the parties have executed this Agreement at Milwaukee, Wisconsin as of the date first above written.

EXECUTIVE:	EMPLOYER:

[NAME OF EXECUTIVE]	[HARLEY-DAVIDSON, INC. OR SUBSIDIARY COMPANY]

By:
Name:
Title: